                                                                    EXHIBIT 23.1

                            CONSENT OF KPMG AUDIT PLC

The Directors
Eidos plc
Wimbledon Bridge House
1 Hartfield Road
Wimbledon
London
SW19 3RU

February 16, 2004

Independent Auditors' Consent

We consent to the incorporation by reference in the Form S-8 Registration Statement under The Securities Act of 1933 of Eidos plc of our report dated September 4, 2003, with respect to the consolidated balance sheets of Eidos plc and subsidiaries as of June 30, 2003 and 2002, and March 31, 2002, and the related consolidated statements of earnings, stockholders' equity, cash flows, and comprehensive income for the year ended June 30, 2003, the three month period ended June 30, 2002, and years ended March 31, 2002 and 2001, and all related financial statement schedules, which report appears in the June 30, 2003, annual report on Form 20-F of Eidos plc.

Yours faithfully

/s/ KPMG Audit plc

KPMG Audit plc
London, England